EXHIBIT 10(s)

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of November 27, 2012 (the “Effective Date”), is by and among BancorpSouth, Inc., a Mississippi corporation (the “Company”), BancorpSouth Bank, a Mississippi-chartered bank (the “Bank”), and James D. Rollins III (“Executive”). The Company and the Bank are collectively referred to herein as “BancorpSouth.”

WITNESSETH:

WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank, upon recommendation of the Executive Compensation and Stock Incentive Committee of the Boards of Directors of the Company and the Bank (the “Compensation Committee”), desire to engage Executive as the Company’s and the Bank’s Chief Executive Officer on the terms and conditions contained in this Agreement; and

WHEREAS, Executive desires to be engaged as the Chief Executive Officer of the Company and the Bank on the terms and conditions contained in this Agreement.

NOW THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.
Employment . On the terms and subject to the conditions set forth in this Agreement, the Company and the Bank hereby agree to employ Executive, and engage the services of Executive to serve as Chief Executive Officer of the Company and the Bank, and Executive hereby accepts such employment with the Company and the Bank according to the terms set forth in this Agreement.

2.
Duties . Executive shall have the position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities included in the Company’s bylaws and that are customarily associated with the Chief Executive Officer of a bank having assets similar in nature and value to the assets of the Bank and with the Chief Executive Officer of a financial services holding company having assets similar in nature and value to the assets of the Company, to serve in a similar capacity for any other entity that is controlled by, controlling or under common control with BancorpSouth, and to discharge any other duties and responsibilities that the Company’s Board of Directors lawfully and reasonably assigns to him from time to time. Executive shall devote substantially all of his professional working time and attention to the benefit of BancorpSouth under the terms of this Agreement. Executive may from time to time engage in civic and social activities that are not inconsistent with his duties hereunder and that do not prevent him from timely and adequately performing his duties described herein. Nothing herein is intended to prevent Executive from maintaining passive investments in other enterprises in which Executive is not an officer, director or service provider or in a publicly traded company in which Executive owns less than one percent (1%) of the equity securities. During the Term (as hereafter defined) of this Agreement, the Company’s Board of Directors and the Bank’s Board of Directors shall (a) appoint the Executive as a director, and (b) nominate the Executive as a candidate to stand for election as a director at each shareholders’ meeting at which the Executive’s term as a director would otherwise expire.  If the Executive is elected as a director of the Company and the Bank, he agrees to serve and shall fulfill his duties as director without additional compensation.  At the Company’s request, Executive shall serve the Company and any of its direct or indirect subsidiaries in other offices and capacities consistent with Executive’s position as Chief Executive Officer of the Company and the Bank without additional compensation thereof.

3.	Term of Agreement. The term of this Agreement shall be as follows:

3.1           Term. The Term of this Agreement shall commence on the Effective Date and continue for a period of three years (“Term”), unless terminated sooner as herein provided or extended as provided in Section 3.2; provided, however, that certain provisions of this Agreement, including Sections 8, 9 and 13, shall continue to apply to the parties pursuant to the terms of the “Change in Control Agreement,” attached hereto as Exhibit B, following the expiration of the Term of this Agreement.

3.2           Extensions. The parties may extend this Agreement by mutual consent. Upon the expiration of this Agreement, Executive will continue to be employed by BancorpSouth without further action of either party, unless either party takes action to terminate Executive’s employment, and the parties shall thereupon be subject to the terms of the Change in Control Agreement in Exhibit B.

4.          Compensation and Benefits. The compensation and other benefits payable to Executive under this Agreement shall constitute the full consideration to be paid to Executive for all services to be rendered by Executive to BancorpSouth.

4.1           Base Salary. During the Term of this Agreement, BancorpSouth shall pay Executive a base salary (“Base Salary”) of not less than $700,000 per annum, commencing on the Effective Date. Executive’s Base Salary shall be payable in accordance with BancorpSouth’s customary policies, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of BancorpSouth for insurance or other employee benefits.

4.2           Bonus. Executive shall be eligible for the annual non-equity incentive compensation programs maintained for the Company’s executive officers as determined by the Compensation Committee (the “Bonus”). The target Bonus opportunity for Executive during the Term shall be not less than one hundred percent (100%) of Base Salary but is subject to upward adjustment from time to time at the discretion of the Compensation Committee. The parties intend in general that, as reasonable and practical, incentive compensation earned by Executive shall qualify as “performance based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, Executive shall be entitled to certain cash incentive payments under the conditions described in Exhibit A attached hereto.

4.3           Equity-based Compensation. Executive shall be eligible for the equity-based incentive programs maintained for the Company’s executive officers as determined by the Compensation Committee. During the term Executive shall be eligible for an annual performance-based long-term equity incentive award targeted by the Compensation Committee at not less than ninety percent (90%) of Executive’s Base Salary, which shall be subject to annual review and upward adjustment by the Compensation Committee. The long-term equity-based incentive award for Executive for the fiscal year ending December 31, 2013 shall be as described in Exhibit A.

4.4           Replacement Awards. As an incentive to induce Executive to accept employment with BancorpSouth, effective on the Effective Date, Executive is hereby granted certain cash and equity incentive awards that are intended, in part, to replace unvested restricted stock awards and incentive compensation that Executive forfeits upon commencing employment with BancorpSouth (the “Replacement Awards”). The Replacement Awards are described in Exhibit A.

4.5           Annual Review. Executive’s Base Salary shall be reviewed annually by the Compensation Committee and may be adjusted upwards from time to time by based on the Compensation Committee’s evaluation of Executive’s performance in light of the corporate goals and objectives established for Executive by the Compensation Committee.

4.6           Reimbursement of Expenses. During the Term of this Agreement, Executive shall be reimbursed for any and all reasonable costs and expenses incurred by Executive in the performance of his services and duties as specified in this Agreement or incurred by Executive on behalf of, or in furtherance of the business of, BancorpSouth including, but not limited to, business expenses incurred in connection with travel and entertainment; provided, however, that Executive shall submit to BancorpSouth supporting receipts and information satisfactory to

 BancorpSouth with respect to such reasonable costs and expenses in accordance with BancorpSouth’s customary policies. Provided that Executive timely submits information with respect to reimbursable expenses, such expenses will be reimbursed no later than the last day of the calendar year following the calendar year in which the expenses were incurred. To the extent required by section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

4.7           Relocation and Legal Expenses. BancorpSouth will pay or reimburse Executive for the following expenses in connection with his acceptance of employment with BancorpSouth:

(a)           All reasonable expenses for moving and relocation to Tupelo, Mississippi, including the expense of his reasonable travel and accommodations.

( b)           Legal fees and expenses for negotiating this Agreement, not to exceed $25,000.

(c)           Additional cash compensation to make Executive whole for any portion of the expenses described in this Section 4.7 that are subject to federal or state taxation.

4.8           Benefits. During the Term, Executive shall be entitled to participate in (i) general health and welfare benefits provided to employees of BancorpSouth, including group health benefits with the same coverage and deductibles that are provided to other similarly situated executive officers of BancorpSouth, (ii) the retirement programs that are generally available to BancorpSouth’s employees and the supplemental executive retirement programs that are provided to similarly situated executive officers of BancorpSouth, (iii) BancorpSouth’s compensation policies and arrangements, including vacation and sick leave, and (iv) such other benefit plans that are determined by the Board of Directors of the Company or the Compensation Committee, at a level and on terms no less favorable than those applicable to other senior executives of BancorpSouth and consistent with BancorpSouth's historical programs and policies.

5.	Termination.

5.1           Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:

(a)           Thirty (30) days after written notice of termination (or notice of non-renewal described in Section 3.2) is given by either BancorpSouth or Executive to the other; or

(b)           Executive’s death or, at BancorpSouth’s option, upon Executive’s becoming Disabled (as defined in Section 6.3(c)).

5.2           Basis for Termination. Any notice of termination or non-renewal of this Agreement given by BancorpSouth to Executive shall specify whether it is with or without Cause (as defined in Section 6.4). Notice of termination or non-renewal of this Agreement given by Executive to BancorpSouth shall specify whether it is for or without Good Reason (as defined in Section 6.5).

6.          Obligations of BancorpSouth Upon Termination. Upon the termination of employment during the Term, Executive will be entitled to the payments and benefits described in this Section 6, subject to the conditions described herein.

6.1           For Cause or Without Good Reason. If BancorpSouth terminates Executive’s employment for Cause (as defined in Section 6.4), or if Executive resigns from his employment with BancorpSouth without Good Reason (as defined in Section 6.5), BancorpSouth shall pay Executive the amounts described in this Section.

(a)           To the extent not theretofore paid, a cash payment in one lump sum, less applicable withholding deductions, within thirty (30) days after the date of termination, the aggregate of the sum of the following (the “Accrued Benefits”):

(i)           any unpaid amount of Base Salary earned through the date of termination;

(ii)           any Bonus or other incentive compensation earned but unpaid as of the date of termination; and

(iii)           any accrued vacation not yet paid by BancorpSouth.

(b)           All other amounts or benefits owing or accrued to, vested in, or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of BancorpSouth, subject to the terms and conditions for payment described in any such plan, program, arrangement or policy.

6.2           Termination Without Cause or for Good Reason. If BancorpSouth terminates Executive’s employment without Cause (as defined in Section 6.4) or if Executive resigns his employment with BancorpSouth for Good Reason (as defined in Section 6.5), BancorpSouth shall pay Executive the amounts described in this Section.

(a)          The Accrued Benefits.

(b)          All amounts or benefits owing or accrued to, vested in, or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements and policies of BancorpSouth, subject to the terms and conditions for payment described in any such plan, program, arrangement or policy.

(c)          Immediate full vesting of the Replacement Awards.

(d)          Immediate vesting with respect to time vesting equity awards on a pro rata basis, so that such awards shall become vested with respect to that number of shares equal to the full number of shares subject to such awards multiplied by a fraction, the numerator of which is the number of full calendar months between the Effective Date and the date of employment termination and the denominator of which is twenty-four (24).

(e)          Payment of performance-vested equity incentive awards that have been earned, prorated through the date of employment termination.

(f)          The cash award described in Section 1(b) of Exhibit A, if not previously paid.

(g)          Provided that Executive is not in violation of the restrictive covenants described in Sections 8 and 9 hereof:

(i)           a severance benefit equal to two (2) times the Executive’s Base Salary in effect at the time of such termination, payable over a period of twenty-four (24) months (the “Severance Period”) at the Company’s normal payroll dates, subject to all applicable tax and other withholdings; and

(ii)           for the duration of the Severance Period, Executive shall continue to participate in the Company’s health and welfare benefit plans, to the extent post-employment participation is permitted thereunder. Continued participation in BancorpSouth’s group health benefit plans by Executive shall be subject to the restrictions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive shall be permitted to continue coverage under COBRA at the same rate that applies to similarly situated executive officers of the Company. To the extent that Executive cannot participate in such benefit plans, he shall receive a lump sum cash payment equal to the value of such participation during the Severance Period at the time the Accrued Benefits are paid.

(h)          The rights under this Section 6.2 are superseded by the rights described in Section 7.1 in the event that Executive becomes entitled to receive payments described therein on account of a Change in Control (as defined in Section 7.3) that occurs at least twenty-four (24) months after the Effective Date.

6..3           Death or Disability.

(a)          If Executive’s employment is terminated by reason of Executive’s death, Executive’s legal representatives shall receive the sum of following:

(i)           The Accrued Benefits; and

(ii)           immediate full vesting of the Replacement Awards and time-vested equity incentive awards;

(iii)           the cash award described in Section 1(b) of Exhibit A, if not previously paid; and

(iv)           payment of performance-vested equity incentive awards that have been earned, prorated through the date of employment termination.

(b)          If Executive’s employment is terminated by reason of Executive’s Disability, Executive shall receive the sum of the following:

(i)           The Accrued Benefits; and

(ii)           immediate full vesting of Replacement Awards and time-vested equity incentive awards;

(iii)           the cash award described in Section 1(b) of Exhibit A, if not previously paid; and

(iv)           payment of performance-vested equity incentive awards that have been earned, prorated through the date of employment termination.

(c)          As used herein, “Disability” shall mean total disability as determined pursuant to the BancorpSouth’s long term disability plan or, if no such plan shall be in effect, as defined under section 22(e)(3) of the Code.

6.4           Cause. For purposes of this Agreement, the relationship of Executive with the Company or an Affiliate (as hereinafter defined) will be deemed to have been terminated for “Cause” if such termination is on account of the Executive (A) having engaged in any act of misconduct or dishonesty that is injurious to the Company or an Affiliate, (B) having engaged in acts of fraud, embezzlement, theft, or any other crime of moral turpitude (without necessity of formal criminal proceedings being initiated), (C) having willfully violated material Company policy or procedure, (D) being suspended and/or temporarily prohibited from participating in the conduct of the Company’s or an Affiliate’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and (g)(1)) or other law or regulation, or (E) having breached the restrictive covenants in Section 8 or 9. The existence of Cause shall be determined in good faith by the Board of Directors of the Company or the Compensation Committee. The Company shall have sole discretion in making its determination that an event constituting Cause has occurred; provided, however, that such determination must be made in a reasonable and good faith manner. For purposes of this Agreement, an “Affiliate” includes the Bank and any entity that is a parent or subsidiary organization of the Company or the Bank.

6.5           Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means termination of employment by Executive for any of the reasons described below, provided that such condition is not initiated by Executive or with Executive’s consent. Good Reason is further conditioned on the Executive providing written notice to BancorpSouth of his intent to terminate within 90 days of the date that the Good Reason condition is initiated and the Company, the Bank or an Affiliate, as appropriate, does not materially cure such condition within thirty (30) days after receiving such notice. The Executive’s termination of employment shall be for “Good Reason” if based on any one of the circumstances listed in this Section.

(a)          A material diminution in Executive’s Base Salary or target Bonus or incentive compensation opportunity.

(b)          A material diminution in Executive's authority, duties, or responsibilities.

(c)          A requirement that Executive report and be subject to the authority of an officer or employee of the Company or an Affiliate rather than to the Board of Directors of the Company.

(d) A relocation of Executive's principal place of employment by fifty (50) miles or more.

(e) Any material breach of this Agreement by the Company or the Bank or the failure of any successor to assume this Agreement on and after a Change of Control.

6.6           Limitation of Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) and the payments provided for in this Agreement, together with any other payments or vesting of equity awards which Executive has the right to receive on account of a “change in control” (defined for this purpose in section 280G of the Code) would in the aggregate result in a “parachute payment” (as defined in section 280G(b)(2) of the Code) to Executive, the total amount of all such change in control payments shall be reduced by BancorpSouth so that the aggregate payments to Executive do not constitute such a parachute payment; provided, however, that such reduction shall not occur if such the net payment to Employee after considering the effect of any applicable excise tax under section 4999 of the Code is greater than the amount that Executive would receive after application of the reduction described in this Section. If Executive’s payments or benefits are delivered to a lesser extent in accordance with this Section, then Executive’s aggregate benefits shall be reduced in the following order (i) cash severance pay that is exempt from section 409A, (ii) any other cash severance pay, (iv) continued health care benefits, (iii) any restricted stock, (iv) any equity awards other than restricted stock and stock options, and (v) stock options.  Unless BancorpSouth and Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Section.

6.7           Code Section 409A.

(a)          A payment of any amount or benefit hereunder that is (i) subject to  section 409A of the Code, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of  section 409A of the Code and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of  section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (as defined under  section 409A of the Code), then to the extent that any amount to which Executive is entitled in connection with his separation from service is subject to  section 409A of the Code, payments of such amounts to which Executive would otherwise be entitled during the six (6) month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(b)          Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration or deferral of payments under  section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of the Employer, such payments shall be made no earlier or later than at such times allowed under  section 409A of the Code or the terms of such plan, program, arrangement or policy.

(c)          The installment payments described in Section 6.2(g), and any other payment provided in this Agreement as an installment of payments or benefits, is intended to constitute a separately identified “payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(i).

7.          Obligations of the Company upon a Change in Control. The terms of this Section 7 will apply to a Change in Control that occurs during the Term. Following the expiration of this Agreement, for the period of Executive’s employment with BancorpSouth beginning thereafter, Executive’s rights and obligations on a Change in Control will be governed by the “Change in Control Agreement” that is attached hereto as Exhibit B.

7.1           Payments upon a Change in Control. In the event that Executive’s employment is terminated by BancorpSouth or its successor without Cause or by Executive for Good Reason within one (1) year of the occurrence of a “Change in Control” (as hereinafter defined), Executive shall receive the following, provided that the Change in Control occurs at least twenty-four (24) months after the Effective Date:

(a)          The Accrued Benefits.

(b)          A lump sum cash payment within thirty (30) days after the date of termination in an amount equal to three (3) times the aggregate of the Base Salary and the amount of Bonus, calculated as the “target” level of performance in the Company’s executive incentive program, that are in effect at the time of the Change in Control.

(c)          For a period of three (3) years following termination of employment, Executive shall continue to participate in the health and welfare benefit plans of BancorpSouth, to the extent post-employment participation is permitted thereunder. Continued participation in BancorpSouth’s group health benefit plans by Executive shall be subject to the restrictions of COBRA, provided that Executive shall be permitted to continue coverage under COBRA at the same cost that applies to similarly situated executive officers employed by BancorpSouth. To the extent that Executive cannot participate in such benefit plans, he shall receive a lump sum cash payment equal to the value of such participation during the three-year period at the time the Accrued Benefits are paid.

(d)          Immediate vesting of the Replacement Award and all time vested and performance vested equity incentive awards.

(e)          The rights under this Section 7.1 are in lieu of and supersede any rights of Executive may otherwise have under Section 6.2 in the event of a Change in Control that commences twenty-four (24) months after the Effective Date. Prior thereto, Executive’s rights upon a termination of employment following a Change in Control shall be governed by Section 6.

7.2           Definition of Change in Control. Change in Control means a transaction or circumstance in which any of the following has occurred:

(a)          the merger, acquisition or consolidation of the Company or the Bank with any corporation in which such corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company or the Bank, as applicable, outstanding immediately prior thereto or more than 50% of the Company’s or the Bank's, as applicable, total fair market value immediately prior thereto; or

(b)          the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company, or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company's, then outstanding voting securities (as defined above); or

(c)          the date that a majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election; or

(d)          the date that any Person acquires (or has acquired within the 12-month period ending on such date) assets from the Company that have a gross fair market value equal to 40% or more of the fair market value of the Company’s total assets; provided, however, that any of the following acquisitions will be excluded from such calculation:

(i)           an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;

(ii)           an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii)           an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or

(iv)           an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.

8.          Non-solicitation.

8.1           Beginning on the Effective Date and for a period of two (2) years after the date of termination of Executive’s employment with BancorpSouth or any of its Affiliates for any reason other than termination or resignation elected by Executive for Good Reason (the “Termination Date”), Executive will not, directly or indirectly, for himself or for another, in any manner whatsoever, procure, solicit, accept or aid another in the procurement, solicitation or acceptance of financial services business (including without limitation, solicitation of banking, insurance or securities products and services), and other related products marketed by the Company or its Affiliates, or make inquiries about any of those products from or to any person, firm, corporation or association which was at the Termination Date, either doing business with the Company or any of its Affiliates, in the Territory

 (as hereinafter defined), or being actively solicited by the Company or any of its Affiliates during the twelve (12) months prior to the Termination Date and Executive directly or indirectly serviced or solicited such account or customer.

8.2           Beginning on the Effective Date and for a period of two (2) years after the Termination Date, unless termination or resignation is elected by Executive for Good Reason, Executive will not induce, attempt to induce, solicit, encourage, contact or discuss employment with any other employee of BancorpSouth or any of its Affiliates to terminate his or her employment with BancorpSouth. Executive also agrees not to disclose the identity of any other employee of the BancorpSouth to any other Competing Business (as hereinafter defined) for purposes of recruiting or hiring away such employee. Executive agrees not to hire any prospective employee for a Competing Business if Executive knows or should have known that such prospect currently works for the Company or its Affiliates.

8.3           Executive shall not, during the non-solicitation periods described in Sections 8.1 and 8.2 above, use or disclose to any other person the names of the Company’s or any of its Affiliate’s customers, clients and the nature of their business with the Company or its Affiliates.

9.          Noncompetition; Confidential Information.

9.1           Executive hereby covenants and agrees with BancorpSouth that beginning with the Effective Date and for a period of two (2) years after the Termination Date, unless termination or resignation is elected by Executive for Good Reason, (the “Noncompetition Period”), Executive will not directly or indirectly, in any capacity whatsoever, for himself or for any other person, firm, corporation, association or other entity, as a partner, stockholder or otherwise, (i) operate, develop or own any interest (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company) in, or be employed by or consult with, any business which has or engages in activities in any county in any state in which the Company or any Affiliate has an office or in any county in any state where Executive, at the Termination Date or for twelve (12) months prior to the Termination Date, performed services for the Company or drew customers (hereinafter, the “Territory”) constituting or relating to the establishment, ownership, management or operation of a bank or financial services company or other related business (a “Competing Business”); (ii) compete with the Company or its Affiliates in the operation or development of any Competing Business; (iii) engage in any business as or act as a financial services professional (including without limitation the profession of commercial banker), or provide consultation or other such services concerning financial services, either on his own behalf or on behalf of any other person, firm or corporation in the Territory; (iv) call upon, communicate with an attempt to procure or otherwise attempt to procure, service or maintain, any financial services account with any known customer of the Company or its Affiliates; or (v) disclose at any time whether during either the Noncompetition Period or during the period Executive is employed by BancorpSouth or an Affiliate any confidential or secret information concerning (A) the business, affairs or operations of the Company or its Affiliates, or (B) any marketing, sales, advertising or other concepts or plans of the Company or its Affiliates.

9.2           As used herein, “Confidential Information” means all technical and  business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of BancorpSouth and its Affiliates which is of a confidential and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive has had access during his employment. Executive shall, both during and after his employment with BancorpSouth, protect and maintain the confidential and/or propriety character of all Confidential Information. Executive shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential, except as may be necessary for the performance of his duties under this Agreement.

9.3           Executive specifically acknowledges that the restrictions of Sections 8 and 9 as to time and manner of non-solicitation, non-competition and non-disclosure or use of Confidential Information are reasonable and necessary to protect the legitimate business interests of the Company.

10.           Mutual Non-Disparagement. Executive agrees that, during the Term and thereafter, Executive will not intentionally make any disparaging or detrimental public comments about BancorpSouth, any of its officers, directors, employees, Affiliates or agents nor will Executive authorize, encourage or participate with anyone on Executive’s behalf to make such statements. In consideration of the foregoing, BancorpSouth, any of its Affiliates and any of their directors and senior officers will not intentionally make any disparaging or detrimental public comments about Executive during the Term or thereafter. Nothing in this Section shall preclude either party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or, in the case of Executive, from taking any reasonable actions to enforce his rights under this Agreement.

11.          Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Executive or any administrator, executor or legal representative of Executive or his estate, as the case may be, shall be the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

If to BancorpSouth to:

BancorpSouth, Inc.
Senior Vice President, Human Resources
One Mississippi Plaza
Tupelo, MS 38801

With a copy to:

Waller Lansden Dortch & Davis llp
Attn: James B. Bristol
511 Union Street, Suite 2700
Nashville, TN 37219

If to Executive, to:

James D. Rollins III
________________________
________________________

With a copy to:

Skadden Arps Slate Meagher & Flom llp
Attn: Joseph M. Yaffe
525 University Avenue Suite 1100
Palo Alto, California  94301

Notice to Executive may be to the then-current address of Executive on the records of BancorpSouth.

12.          Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of Mississippi, without regard to its choice of law principles.

13.          Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the parties. This Agreement may only be amended in writing signed by the parties; provided, that no amendment to this Agreement shall be effective unless authorized by resolution of the Boards of Directors of the Company and the Bank and signed on behalf of each of the Company and the Bank by a duly authorized officer of the Company and the Bank, respectively, other than Executive.

14.          Remedies, Modification and Separability. Executive and BancorpSouth agree that Executive’s breach of Sections 8 and 9 of this Agreement will result in irreparable harm to BancorpSouth, that no adequate remedy at law is available, and that BancorpSouth shall be entitled to injunctive relief; provided, however, nothing herein shall prevent BancorpSouth from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 8 or 9 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of BancorpSouth and Executive and to award injunctive relief, or damages, or both, to which BancorpSouth may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, BancorpSouth and Executive agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

15.          Preservation of Business; Fiduciary Responsibility. Executive shall use his best efforts to preserve the business and organization of BancorpSouth, to keep available to BancorpSouth the services of its present employees and to preserve the business relations of BancorpSouth with suppliers, distributors, customers and others. Executive shall not commit any act which would injure BancorpSouth. Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his office.

16.          Successors; Binding Agreement. This Agreement is personal to Executive and without the prior written consent of the Company and the Bank shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon each of the Company and Bank and their respective successors and assigns. BancorpSouth shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of BancorpSouth under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “BancorpSouth” shall mean the Company, the Bank and BancorpSouth as defined herein and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

17.          Waiver of Breach. The waiver by BancorpSouth of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver by BancorpSouth of any subsequent breach of Executive.

18.          Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

19.          Attorneys’ Fees. In the event BancorpSouth or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

20.          Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ Aubrey B. Patterson

Title: Chairman & CEO

BANCORPSOUTH BANK

By:	/s/ Aubrey B. Patterson

Title: Chairman & CEO

EXECUTIVE

/s/ James D. Rollins III
James D. Rollins III

EXHIBIT A

Executive shall receive the following payments and awards as described in the Agreement. All equity-based awards shall be provided under and pursuant to the terms of the BancorpSouth, Inc. Long-Term Incentive Plan and reflected in separate award agreements.

1.
Cash Awards. The following cash awards will be earned by Executive, provided he remains employed on the date the award is payable hereunder, provided that the payment described in subsection (a) shall be reduced dollar for dollar by the amount of any discretionary bonus that Executive receives for service performed for his employer during the 2012 calendar year:

a.	$470,000 payable on the Effective Date of this Agreement.

b.	$220,000 payable on March 1, 2013.

c.
$700,000 payable within five (5) business days of the later of the date that the Company files its annual report on Form 10-K for the year ending December 31, 2013 and the date that the Compensation Committee certifies the payments due under the BancorpSouth, Inc. Executive Performance Incentive Plan, as a cash incentive payment described in Section 4.2 of this Agreement; provided, however, that this payment shall be reduced dollar for dollar by any Bonus that is earned by Executive for the fiscal year ending December 31, 2013 under the BancorpSouth, Inc. Executive Performance Incentive Plan.

2.	Equity-based Awards. For the fiscal year ending December 31, 2013, Executive’s equity-based award described in Section 4.3 of this Agreement shall be as follows:

a.
$315,000 in the form of Restricted Stock on the Effective Date, the number of whole shares to be calculated with respect to the market value of the Company’s common stock at the close of trading on the date of the award, subject to forfeiture until fully vested on the fifth anniversary of the Effective Date.

b.
$315,000 in the form of Nonqualified Stock Options, the number of whole shares underlying such options to be calculated with respect to the market value of the Company’s common stock at the close of trading on the date of the award (using Black-Scholes or a similar methodology for this calculation in use by the Company at the time of the award), subject to forfeiture until vested in one-third increments on each anniversary of the grant date. The grant date shall be the date of the Compensation Committee’s regularly scheduled meeting in January 2013.

3.
Replacement Award. The Replacement Award described in Section 4.4 shall be an award of Restricted Stock issued on the Effective Date, with a number of whole shares of the Company’s common stock equivalent to $1,154,076, based on the market value of the Company’s common stock on the date of the award, subject to forfeiture until fully vested on January 1, 2015.

EXHIBIT B

Change in Control Agreement